EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT

Between

NEUTRAL TANDEM, INC. (d/b/a INTELIQUENT),
as Parent,

And

GLOBAL TELECOM & TECHNOLOGY, INC.,
as Purchaser

Dated as of April 30, 2013

Page

ARTICLE I	DEFINITIONS	1

SECTION 1.1.	Specific Definitions	1

SECTION 1.2.	Other Terms	8

SECTION 1.3.	Other Provisions	9

ARTICLE II	PURCHASE AND SALE OF INTERESTS	10

SECTION 2.1.	Purchase and Sale of Interests	10

SECTION 2.2.	Purchase Price	10

SECTION 2.3.	Closing	11

SECTION 2.4.	Closing Deliveries; Payment	11

SECTION 2.5.	Estimated Adjustment Amount	11

SECTION 2.6.	Post-Closing Adjustment	12

SECTION 2.7.	Adjustments to Purchase Price	14

SECTION 2.8.	Purchase Price Allocation	14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT	15

SECTION 3.1.	Organization; Qualification	15

SECTION 3.2.	Authority; Binding Obligation	15

SECTION 3.3.	Non-Contravention	16

SECTION 3.4.	Title to the Interests	16

SECTION 3.5.	Capitalization; Subsidiaries	16

SECTION 3.6.	Financial Statements; Liabilities	18

SECTION 3.7.	Absence of Certain Changes or Events	19

SECTION 3.8.	Real Property; Assets	19

SECTION 3.9.	Litigation and Claims	19

SECTION 3.10.	Compliance with Law	19

SECTION 3.11.	Contracts	20

SECTION 3.12.	Consents and Approvals	21

SECTION 3.13.	Tax Matters	21

SECTION 3.14.	Intellectual Property	23

SECTION 3.15.	Labor Matters	23

SECTION 3.16.	Employee Benefits	23

SECTION 3.17.	Environmental Matters	24

SECTION 3.18.	Insurance	24

i

(continued)
Page

SECTION 3.19.	Affiliate Contracts	24

SECTION 3.20.	Brokers and Finders	25

SECTION 3.21.	No Other Representations or Warranties	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	25

SECTION 4.1.	Organization	25

SECTION 4.2.	Authority; Binding Obligation	25

SECTION 4.3.	Non-Contravention	26

SECTION 4.4.	Financial Capability	26

SECTION 4.5.	Investment Purpose	26

SECTION 4.6.	Investment Experience; Independent Investigation	26

SECTION 4.7.	Consents and Approvals	27

SECTION 4.8.	Litigation and Claims	27

SECTION 4.9.	Brokers and Finders	27

ARTICLE V	COVENANTS	27

SECTION 5.1.	Indemnification of Directors and Officers	27

SECTION 5.2.	Public Announcements	28

SECTION 5.3.	Name Changes	29

SECTION 5.4.	Intercompany Accounts	29

SECTION 5.5.	Expenses	29

SECTION 5.6.	Retention of Books and Records	29

SECTION 5.7.	Termination of Certain Services; Transition Services Agreement; Commercial Services Agreement	29

SECTION 5.8.	Non-Solicitation	30

SECTION 5.9.	Transfer Taxes	30

SECTION 5.10.	Further Assurances	30

SECTION 5.11.	Tax Matters	30

SECTION 5.12.	Assistance with Audit	31

SECTION 5.13.	Transfer of Employees	31

ARTICLE VI Indemnification	32

SECTION 6.1.	Survival; Expiration of Indemnification Obligations	32

SECTION 6.2.	General Indemnification	32

SECTION 6.3.	Indemnification Procedure – Direct Claims	33

(continued)
Page

SECTION 6.4.	Indemnification Procedure – Third Party Claims	34

SECTION 6.5.	Limitation on Indemnification Obligations	36

SECTION 6.6.	Recourse Against Insurance	37

SECTION 6.7.	Mitigation of Damages	38

SECTION 6.8.	Limitation of Certain Damages	39

SECTION 6.9.	Exclusive Remedy	39

SECTION 6.10.	Manner of Payment	39

SECTION 6.11.	Tax Treatment of Indemnification Payments	40

ARTICLE VII MISCELLANEOUS	40

SECTION 7.1.	Disclosure Schedules	40

SECTION 7.2.	Amendment and Waiver	40

SECTION 7.3.	Assignment	41

SECTION 7.4.	Entire Agreement	41

SECTION 7.5.	Parties in Interest; No Third Party Beneficiaries	41

SECTION 7.6.	Counterparts	41

SECTION 7.7.	Section Headings.	41

SECTION 7.8.	Notices	41

SECTION 7.9.	Remedies	42

SECTION 7.10.	Governing Law	43

SECTION 7.11.	Choice of Forum	43

SECTION 7.12.	Waiver of Jury Trial	43

SECTION 7.13.	Severability	43

(continued)
Page

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	-	Assignment and Assumption Agreement
Exhibit B	-	Commercial Services Agreement
Exhibit C	-	Transition Services Agreement
Exhibit D	-	Continuing Confidentiality Agreement
Exhibit E	-	Tinet Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	-	Group Entities
Schedule 1.1(b)	-	Illustrative Net Working Capital Calculation
Schedule 2.5	-	Agreed Principles
Schedule 3.4(a)	-	Title to Company Interests
Schedule 3.4(b)	-	Title to US Entity Interests
Schedule 3.5(c)	-	Capitalization of Group Entities
Schedule 3.6(a)	-	Financial Statements
Schedule 3.6(b)	-	Liabilities
Schedule 3.7	-	Certain Changes or Events
Schedule 3.8(a)	-	Leased Real Property
Schedule 3.9	-	Litigation and Claims
Schedule 3.10 -	-	Compliance with Laws
Schedule 3.11(a)	-	Material Contracts
Schedule 3.12	-	Parent Consents and Approvals
Schedule 3.13(a)	-	Tax Matters
Schedule 3.14	-	Intellectual Property
Schedule 3.15	-	Labor Matters
Schedule 3.16(a)	-	Benefit Plans
Schedule 3.16(b)	-	Pension Plans
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19	-	Affiliate Contracts
Schedule 4.7	-	Purchaser Consents and Approvals
Schedule 4.8	-	Purchaser Litigation and Claims
Schedule 5.13	-	Transferred Parent Employees

This EQUITY PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of April 30, 2013, by and between Neutral Tandem, Inc. (d/b/a Inteliquent), a corporation organized under the laws of the state of Delaware (“Parent”), and Global Telecom & Technology, Inc., a corporation organized under the laws of the state of Delaware (“Purchaser”).  Parent and  Purchaser are referred to in this Agreement individually as a “Party” and collectively as the “Parties”).

WHEREAS, on the date hereof, (i) Parent owns 99.9% of the issued and outstanding equity interests of NT Network Services LLC, SCS, a limited partnership organized under the laws of Luxembourg (such entity, the “Company”, and its equity interests, the “Company Interests”), and (ii) NT Network Services LLC, a limited liability company organized under the laws of the State of Delaware (“US Entity”), owns 0.1% of the issued and outstanding Company Interests;

WHEREAS, on the date hereof, Parent owns 100% of the issued and outstanding equity interests of US Entity (the “US Entity Interests” and collectively with the Company Interests, the “Interests”);

WHEREAS, immediately prior to the Closing and in connection with this Agreement, Parent is assigning certain agreements, assets and liabilities based in the United States and relating to the Business (as defined below) to US Entity pursuant to the Assignment and Assumption Agreement substantially in the form set forth on Exhibit A;

WHEREAS, as of the Closing, the Company, the US Entity and the Subsidiaries of the Company listed in Schedule 1.1(a) of the Parent Disclosure Schedules (each such Subsidiary individually, a “Group Entity” and, collectively, the “Group Entities”), collectively own and operate the data interconnection services business of Parent (such business activities and operations, the “Business”), the sale and purchase of which is the subject of the transactions contemplated herein; and

WHEREAS, Purchaser desires to purchase, and Parent desires to sell and transfer, or cause to be sold and transferred, all of the Interests, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and undertakings contained herein and of the mutual benefits to be defined therefrom, and subject to and on the terms and conditions set forth herein, intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.                           Specific Definitions.  As used in this Agreement (including the Schedules), the following terms shall have the meanings set forth or referenced below:

“Acquired Companies” shall mean, collectively, the Company, US Entity and the Group Entities.

“Actual Cash and Cash Equivalents” shall mean the Cash and Cash Equivalents set forth on the Conclusive Statement.

“Actual Closing Indebtedness” shall mean the Closing Indebtedness set forth on the Conclusive Statement.

“Actual Net Working Capital Amount” shall mean the Net Working Capital set forth on the Conclusive Statement.

“Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “controls” (and the terms “controlling”, “controlled by” and “under common control”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean, with respect to any Person or any property or asset, all laws (including laws related to Taxes), statutes, ordinances, codes, rules, regulations, decrees, orders, rulings, writs, injunctions, judgments, awards or standards of any Governmental Entity (other than any Governmental Authorizations) applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time; provided that it shall be deemed to not include any Environmental Law or Competition Law.

“Balance Sheet” shall mean the audited statement of assets and liabilities contained in the Financial Statements as of and for the year ended December 31, 2012.

“Books and Records” shall mean originals or copies of all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Acquired Companies or the Business.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by law or executive order to close.

“Cash and Cash Equivalents” shall mean, as of and immediately prior to the Closing, the Acquired Companies’ combined amount of (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds, and (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost; provided, however, that Cash and Cash Equivalents will be net of outstanding transfers and checks and exclude Restricted Cash.

“Cash and Cash Equivalents Adjustment Amount” means the amount (positive or negative) by which the Estimated Cash and Cash Equivalents exceeds or is less than, as the case may be, the Cash and Cash Equivalents.

“Closing Indebtedness” shall mean the outstanding Indebtedness owed by the Acquired Companies immediately prior to the Closing.

“Closing Indebtedness Adjustment” means the amount (positive or negative) by which the Estimated Closing Indebtedness exceeds or is less than, as the case may be, the Closing Indebtedness.

“Commercial Services Agreement” shall mean an agreement for the provision of commercial services in substantially the form set forth on Exhibit B.

“Competition Law” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, or the creation or strengthening of a dominant position, or the substantial lessening of competition.

“Contract” means any oral (subject to the Knowledge of Parent) or written contract, agreement, license, lease, contract, note, mortgage, indenture, arrangement or other obligation that is binding or enforceable on at least one of the parties thereto, including purchase orders, bills of materials or other similar arrangements.

“Data Room Contents” shall mean the documents, materials and information contained in the virtual data room established by Parent at https://smart105713.bmcgroup.com/Default.aspx for Project Tango in connection with the auction process for the sale of the Business to which access has been provided to Purchaser.

“Encumbrance” shall mean any lien, pledge, charge, claim, security interest, encumbrance, mortgage, easement, conditional sales agreement or other title retention agreement, adverse claim of ownership or use, consent, lease, deed of trust, right of first refusal or first offer.

“Environmental Claim” shall mean any notice or claim alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any Environmental Laws.

“Environmental Law” shall mean any applicable law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction each as in effect and as enforced by relevant Governmental Entities on the date hereof, for the protection of the environment (including, without limitation, air, surface water, groundwater, land surface, and subsurface strata).

“Estimated Cash and Cash Equivalents” shall mean the Cash and Cash Equivalents estimated by Parent and set forth on the Estimated Statement.

“Estimated Closing Indebtedness” shall mean the amount of Closing Indebtedness estimated by Parent and set forth on the Estimated Statement.

“Estimated Net Working Capital Amount” shall mean the Net Working Capital amount estimated by Parent and set forth on the Estimated Statement.

“Estimated Net Working Capital Deficit” shall mean the Net Working Capital Deficit, if any, estimated by Parent and set forth on the Estimated Statement.

“Estimated Net Working Capital Surplus” shall mean the Net Working Capital Surplus, if any, estimated by Parent and set forth on the Estimated Statement.

“GAAP” shall mean generally accepted accounting principles in Italy (unless otherwise stated herein as U.S.) as in effect from time to time, consistently applied.

“Governmental Authorization” shall mean any license, certificate of authority, permit, order, consent, approval, registration, authorization, qualification or filing granted by or with any Governmental Entity.

“Governmental Entity” shall mean, with respect to any Person, any public international, multinational or transnational organization or any national, state, municipal or local governmental, judicial, mediation or arbitral body, tribunal, legislative, administrative or other authority, ministry, department, agency, instrumentality, office, organization or stock exchange having jurisdiction over such Person or its properties or assets.

“Hazardous Substance” shall mean any substance, material or waste listed, defined, designated or classified as hazardous, toxic or radioactive (or words of similar meaning) under any applicable Environmental Law.

“Indebtedness” shall mean, as of any date, without duplication, with respect to any Person, such Person’s combined amount of: (i) issued and outstanding indebtedness for borrowed money (but excluding trade payables arising in the ordinary course of business consistent with past practice that are treated as current liabilities under GAAP; (ii) indebtedness evidenced by a note, bond, debenture or similar instrument; (iii) the amount of net payments due upon settlement of obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; (iv) any lease or similar arrangement that would be required to be accounted for as a capital lease in accordance with GAAP; (v) any amounts owed under drawn letters of credit and (vi) any guarantee of any obligations described in the foregoing clauses of this definition.

“Intercompany Account” shall mean an intercompany balance between Parent or any of its Affiliates (excluding the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand. For the avoidance of doubt, the term Intercompany Account shall not take into account any balances or amounts owed pursuant to either the Commercial Services Agreement or the Transition Services Agreement.

“Knowledge of Parent” or any similar phrase means the actual knowledge of any of G. Edward Evans, David Zwick, Richard Monto and John Harrington, and the knowledge that such individuals would have after due inquiry.

“Liabilities” shall mean, with respect to any Person, any and all of such Person’s liabilities or Indebtedness of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determined or determinable).

“Losses” means all liabilities, losses, damages, fines, penalties, Taxes, interest, assessments, adjustments, judgments, settlements, awards, costs and expenses, including any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, consultants, expert witnesses, accountants and other professionals); provided, that (i) Losses shall not include any amounts in respect of consequential, incidental or indirect damages, damages for lost profits, diminution in value or punitive damages.

“Material Adverse Effect” shall mean any effect, change or circumstance that is, or would reasonably be expected to be, materially adverse to the financial condition or results of operations, assets, liabilities or business of the Acquired Companies and the Business, taken as a whole; provided that no change, event, development, or effect generally affecting, arising out of or relating to any of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:

(a)           financial, securities (including any disruption thereof and any decline in the price of any security or any market index) or credit markets (including changes in prevailing interest rates) or general economic or business conditions in the United States, Europe or elsewhere in the world;

(b)           the industry in which the Business operates;

(c)           national or international political or social conditions, including armed hostilities, national emergency or acts of war (whether or not declared), sabotage or terrorism; military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, military actions or similar “force majeure” events;

(d)           natural disasters or “acts of God”;

(e)           changes in GAAP (or any other accounting standard applicable to the Acquired Companies), any Applicable Law, Order, any Environmental Law or any Competition Law (including, in each case, any interpretation thereof by any applicable Governmental Entity);

(f)           any failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood and agreed that the underlying facts and circumstances that caused such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect);

(g)           the taking of any action permitted or contemplated by this Agreement necessary to consummate the transactions contemplated hereby (other than the transactions contemplated by the Assignment and Assumption Agreement), or taken at the request of Purchaser or its Affiliates, or the failure to take any action if such action is prohibited by this Agreement; or

(h)           the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners, employees (including any employee departures or labor union or labor organization activity), financing sources or regulators, or any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Acquired Companies, or any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates, except, in the cases of the preceding clauses (a), (b), (c), (d) or (e), to the extent that such changes, events, developments, or effects materially and disproportionately affect the Business relative to other businesses in the industry in which the Business operates.

“Net Working Capital” as of any date shall be calculated as (i) the collective current assets of the Acquired Companies as of such date (excluding Cash and Cash Equivalents to the extent included in combined current assets), plus (ii) any Tax assets of the Acquired Companies as of such date not included in the preceding clause (i), minus (iii) the collective current liabilities of the Acquired Companies (excluding any amount included in Indebtedness to the extent included in combined current liabilities) and minus (iv) any Tax liabilities of the Acquired Companies as of such date not included in the preceding clause (iii), in each case presented in a manner consistent with the illustrative calculation of Net Working Capital set forth on Schedule 1.1(b) of the Parent Disclosure Schedules.  For the avoidance of doubt, the calculation of Net Working Capital shall take into account any outstanding Intercompany Accounts.

“Net Working Capital Adjustment Amount” shall mean the amount (positive or negative) by which the Estimated Net Working Capital Amount exceeds or is less than, as the case may be, the Net Working Capital Amount.

“Net Working Capital Amount” shall mean the Net Working Capital of the Acquired Companies as of immediately prior to the Closing.

“Net Working Capital Deficit” shall mean the amount, if any, by which the Reference Net Working Capital Amount exceeds the Net Working Capital Amount.

“Net Working Capital Surplus” shall mean the amount, if any, by which the Net Working Capital Amount exceeds the Reference Net Working Capital Amount.

“Organizational Documents” shall mean, with respect to any corporation, its articles or certificate of incorporation or memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Parent Disclosure Schedules” shall mean the schedules setting forth disclosures of Parent, or qualifications or exceptions to, any of Parent’s representations and warranties set forth in Article III delivered by Parent to Purchaser simultaneously with the execution and delivery of this Agreement.

“Payoff Letters” shall mean, with respect to each item of Indebtedness pursuant to clauses (i), (ii), (iii), or (v) of the definition of Indebtedness, a pay-off letter from the other party or parties setting forth its or their agreement to accept the payment set forth therein in full satisfaction of any and all obligations arising under or with respect to the satisfaction of such Indebtedness as of the Closing Date and to release the Acquired Companies and their respective properties from any Encumbrances related thereto.

“Permitted Encumbrances” shall mean (i) any statutory Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements; (ii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens for amounts (x) that are not yet payable or due or (y) were incurred in the ordinary course of business and are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements; (iii) solely with respect to the Leased Real Property, easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and which individually or in the aggregate do not materially interfere with the use or possession thereof by the Acquired Companies; (iv) with respect to equity securities, transfer restrictions under state or federal securities laws; (v) zoning, planning and other similar limitations and restrictions and all rights of any Government Entity to regulate the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property; and (vi) solely with respect to the Leased Real Property, any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection that would not be reasonably likely to materially adversely affect the operation of the Business at such location as the Business is currently being conducted at such location (clauses (i) through (vi) are collectively referred to herein as “Permitted Encumbrances”).

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Purchaser Disclosure Schedules” shall mean the schedules setting forth disclosures of Purchaser, or qualifications or exceptions to, any of Purchaser’s representations and warranties set forth in Article IV delivered by Purchaser to Parent simultaneously with the execution and delivery of this Agreement.

“Reference Net Working Capital Amount” shall mean Zero Dollars ($0.00).

“Representatives” shall mean, with respect to any Person, such Person’s authorized directors, officers, members, partners, employees, accountants, counsel, investment bankers and consultants.

“Restricted Cash” shall mean all cash not freely usable by the Acquired Companies because it is subject to express contractual restrictions or limitations on use or distribution by law or contract, other than express contractual restrictions on dividends.

“Subsidiaries” shall mean, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, (i) owns, if such entity is a corporation, more than 50% of the securities having the power to elect members of the board of directors or similar body governing the affairs of such corporation or (ii) owns, if such entity is a partnership, limited liability company, or other entity, more than 50% of the partnership or other similar ownership interests thereof.

“Tax Returns” shall mean all returns, reports, forms, declarations, statements, claims for refund, information returns or other documents, including any attachment thereto or supplement or amendment thereof, furnished or required to be furnished to a Governmental Entity relating to Taxes.

“Taxes” shall mean all United States or non-United States taxes or similar charges of any kind whatsoever, including but not limited to income, corporate income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, franchise, employment, withholding, excise, transfer (including real property transfer or gains), stamp, customs, duties, documentary, filing and recordation taxes or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transition Services Agreement” shall mean an agreement for the provision of transition services in substantially the form set forth on Exhibit C.

SECTION 1.2.                           Other Terms.  In addition to the terms defined in Section 1.1, below is a list of terms defined elsewhere in this Agreement.

Term                                                                                                                                                                           Section

“Action”	Section 5.1(a)
“Affiliate Contracts”	Section 3.19
“Agreed Principles”	Section 2.5
“Agreement”	Preamble
“Applicable Employee Benefits Law”	Section 3.16(a)
“Assumption Period”	Section 6.4(b)
“Benefit Plan”	Section 3.16(a)
“Business”	Recitals
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Closing Date Balance Sheet”	Section 2.6(a)(i)
“Company”	Recitals
“Company Interests”	Recitals
“Conclusive Closing Date Balance Sheet”	Section 2.6(c)
“Conclusive Statement	Section 2.6(c)
“Continuing Confidentiality Agreement	Section 2.4(a)(vii)
“Consents and Approvals”	Section 4.7
“De Minimis Claim Amount”	Section 6.5(b)
“Dispute Notice”	Section 2.6(b)
“Estimated Purchase Price”	Section 2.2
“Estimated Statement”	Section 2.5
“Financial Statements”	Section 3.6(a)
“Fundamental Representations”	Section 6.1(a)
“Group Employees”	Section 3.16(a)

“Group Entity”	Recitals
“Group Policies”	Section 3.18
“Indemnified Employee”	Section 5.1(a)
“Indemnified Party”	Section 6.3(a)
“Indemnifying Party”	Section 6.3(a)
“Indemnity Cap”	Section 6.5(c)
“Initial Statement”	Section 2.6(a)(ii)
“Intellectual Property”	Section 3.14
“Interests”	Recitals
“Leased Real Property”	Section 3.8(a)
“Material Contracts”	Section 3.11(a)
“Neutral Auditor”	Section 2.6(c)
“Notice of Claim”	Section 6.4(a)
“Notice of Direct Claim”	Section 6.3(a)
“Notice of Third Party Claim”	Section 6.4(a)
“Order”	Section 3.3
“Other Claim”	Section 6.4(b)
“Parent”	Preamble
“Parent Consents and Approvals”	Section 3.12
“Parent Fundamental Representations”	Section 6.1(a)
“Parent Indemnitee”	Section 6.2(b)
“Parties”	Preamble
“Pension Plans”	Section 3.16(b)
“Purchase Price”	Section 2.2
“Purchase Price Allocation”	Section 2.8
“Purchaser Price Apportionment”	Section 2.8
“Purchaser”	Preamble
“Purchaser Consents and Approvals”	Section 4.7
“Purchaser Fundamental Representations”	Section 6.1(a)
“Purchaser Indemnitee”	Section 6.2(a)
“Representation Letter”	Section 5.12
“Resolution Period”	Section 2.6(b)
“Retained Remedy”	Section 6.9
“Securities Act”	Section 4.5
“Tax Benefit Amount”	Section 6.7(c)
“Tinet”	Section 3.6
“Tinet Assignment and Assumption Agreement	Section 2.4(a)(viii)
“Third Party Claim”	Section 6.4(b)
“Threshold”	Section 6.5(a)
“Transfer Taxes”	Section 5.10
“Transferred Parent Employees”	Section 5.13
“US Entity”	Recitals
“US Entity Interests”	Recitals
“Violation”	Section 3.3

SECTION 1.3.                           Other Provisions.  The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) this Agreement shall be deemed to have been jointly drafted by the Parties and this Agreement shall not be construed against any party as the principal draftsperson hereof or thereof; (f) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; (g) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered references or citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions referenced or cited; (h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (i) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the Agreement or any provision hereof; (j) the word “including” or any variation thereof means including, without limitation; (k) the parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, such that, if there is a breach of or inaccuracy in any representation or contained herein or a breach or non-fulfillment of any covenant or agreement contained herein, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which has not been breached and for which there is no inaccuracy or non-fulfillment shall not detract from or mitigate the fact that there is a breach or non-fulfillment of or inaccuracy in the first-referenced representation, warranty, covenant or agreement; and (l) unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. dollars.  A document or item shall only be deemed to have been “made available” to Purchaser to the extent it has been included in the Data Room Contents not less than two (2) Business Days prior to the Closing Date.

ARTICLE II
PURCHASE AND SALE OF INTERESTS

SECTION 2.1.                           Purchase and Sale of Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to purchase from Parent, and Parent agrees to sell or cause to be sold to Purchaser, the Interests, free and clear of all Encumbrances, except for any transfer restrictions arising under any applicable securities laws, in exchange for the payment of the Purchase Price in cash to Parent.  Payment for such Interests will be made at the Closing by wire transfer of immediately available funds to Parent to an account or accounts designated by Parent.

SECTION 2.2.                           Purchase Price.  The consideration to be paid by Purchaser in respect of the purchase of the Interests shall be an amount in cash equal to: (a) $52.5 million (the “Enterprise Amount”); plus (b) the Estimated Cash and Cash Equivalents, if any; less (c) the Estimated Closing Indebtedness, if any; and plus (d) the Estimated Net Working Capital Surplus, if any, or less the Estimated Net Working Capital Deficit, if any (the sum of which, the

“Estimated Purchase Price,” shall be paid at Closing); which sum shall be subject to adjustment pursuant to Section 2.7 (as adjusted, the “Purchase Price”).

SECTION 2.3.                           Closing.  Subject to the delivery of the items specified in Section 2.4, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) on the date hereof at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York time or (b) at such other place and time as the Parties may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).

SECTION 2.4.                           Closing Deliveries; Payment.  (a)  At the Closing, Parent shall deliver, or cause to be delivered, to Purchaser the following:

(i)    all of the Interests to be transferred hereunder;

(ii)           the Assignment and Assumption Agreement;

(iii)          the Commercial Services Agreement;

(iv)          the Transition Services Agreement;

(v)           written resignations of each director and officer (or equivalent) of the Acquired Companies requested by Purchaser;

(vi)          the Payoff Letters, together with termination statements or other documents necessary to terminate any Encumbrances in connection with such Indebtedness;

(vii)         a confidentiality agreement in the form of Exhibit D attached hereto (the “Continuing Confidentiality Agreement”); and

(viii)        an assignment and assumption agreement in the form of Exhibit E attached hereto (the “Tinet Assignment and Assumption Agreement”).

(b)           Purchaser shall deliver, or cause to be delivered, to Parent the following:

(i)            the Estimated Purchase Price, paid by wire transfer of immediately available funds to the accounts designated by Parent;

(ii)           the Commercial Services Agreement;

(iii)          the Transition Services Agreement; and

(iv)          the Continuing Confidentiality Agreement.

SECTION 2.5.                           Estimated Adjustment Amount.  Parent has prepared in good faith and delivered to Purchaser a statement (the “Estimated Statement”) setting forth the (A) the Estimated Cash and Cash Equivalents, (B) the Estimated Closing Indebtedness, (C) the Estimated Net Working Capital Amount, and (D) the Estimated Net Working Capital Deficit, if

any, or the Estimated Net Working Capital Surplus, if any.  The Estimated Statement has been prepared in accordance with the principles set forth in Schedule 2.5 of the Parent Disclosure Schedules (the “Agreed Principles”) and the definitions of the terms Cash and Cash Equivalents, Closing Indebtedness and Net Working Capital.

SECTION 2.6.                           Post-Closing Adjustment.  (a)  As promptly as practicable, but in no event later than one hundred twenty (120) days following the Closing Date, Purchaser shall prepare in good faith and deliver to Parent:

(i)           an unaudited, consolidated balance sheet of the Acquired Companies as of immediately prior to the Closing (the “Closing Date Balance Sheet”), prepared in accordance with the same principles and procedures used in preparation of the Financial Statements and with the assistance of Purchaser’s accountants; and

(ii)           a statement (the “Initial Statement”) setting forth Purchaser’s calculation of (A) the Cash and Cash Equivalents, (B) the Cash and Cash Equivalents Adjustment Amount, if any, (C) the Closing Indebtedness, (D) the Closing Indebtedness Adjustment, if any, (E) the Net Working Capital Amount, and (F) the Net Working Capital Adjustment Amount, if any, each as of immediately prior to the Closing, and prepared in accordance with the Agreed Principles and the definitions of the terms Cash and Cash Equivalents, Closing Indebtedness and Net Working Capital.

In the event Parent or any of its Subsidiaries does not provide any papers or documents requested by Purchaser or any of its Representatives pursuant to Section 2.6(b) within five (5) days of the request therefor (or such shorter period as may remain in the one hundred twenty (120) day period referred to in this Section 2.6(a)), such one hundred twenty (120) day period will be extended by one (1) day for each additional day required for Parent or any of its Subsidiaries to fully respond to such request).

(b)           Each of Parent and Purchaser will, and will or cause its Subsidiaries to, provide the other Party and its Representatives with reasonable access to any of the personnel, property and facilities and the books and records of it and its Subsidiaries for purposes of their preparation and review of the Closing Date Balance Sheet and the Initial Statement.  Each Party will, and will cause its Subsidiaries to, cooperate reasonably with the other Party and its Representatives in connection with such preparation and review, including providing on a timely basis all other reasonable information necessary or useful in connection with the preparation and review of the Closing Date Balance Sheet and the Initial Statement as is requested by the other Party or its Representatives.  Parent may dispute the Closing Date Balance Sheet and/or the Initial Statement by delivery of written notice thereof (a “Dispute Notice”) within sixty (60) calendar days following the receipt by Parent of the Closing Date Balance Sheet and the Initial Statement.  The Dispute Notice shall set forth in reasonable detail all items disputed by Parent, together with Parent’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Parent proposes such changes.  If (i) by written notice to Purchaser, Parent accepts the Closing Date Balance Sheet and the Initial Statement or (ii) Parent fails to deliver a Dispute Notice within the prescribed sixty (60)-day period (provided that, in the event Purchaser or any of the Acquired Companies does not provide any papers or documents requested by Parent or any of its Representatives within five (5) days of request therefor (or such shorter period as may remain in such 60-day period), such 60-day period will be extended by one (1) day for each additional day required for Purchaser or any of the Acquired Companies to fully respond to such request), the Closing Date Balance Sheet and the Initial Statement delivered by Purchaser shall become final and binding as of the date on which the earlier of the foregoing events occurs.  If a Dispute Notice is timely delivered to Purchaser, then Purchaser and Parent shall, during the thirty (30) days immediately following receipt of the Dispute Notice by Purchaser (the “Resolution Period”), cooperate and negotiate in good faith to resolve their differences with respect to the Closing Date Balance Sheet and/or the Initial Statement or of any element thereof.  Any resolution by Purchaser and Parent during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

(c)           If Purchaser and Parent do not resolve all disputed items on the Closing Date Balance Sheet and the Initial Statement by the end of the Resolution Period, then Purchaser and Parent shall submit all items remaining in dispute within thirty (30) days after the expiration of the Resolution Period to KPMG  LLP (or, if such firm is unable or unwilling to act, another nationally recognized accounting firm as shall be agreed upon in writing by Purchaser and Parent that is not the independent auditor for either of Purchaser or Parent and is otherwise neutral and impartial (or, if the parties cannot agree, to such a firm selected by the American Arbitration Association)) (the “Neutral Auditor”) for resolution.  The Neutral Auditor shall act as an expert and not an arbitrator and shall determine only those items in dispute.  Purchaser and Parent shall cooperate with the Neutral Auditor and, subject to customary confidentiality and indemnity agreements, provide the Neutral Auditor with access to the books, records, personnel and Representatives of it and such other information as such firm may require in order to render its determination.  All fees and expenses of the Neutral Auditor relating to the work, if any, to be performed by it in accordance with this Section 2.6(c) will be allocated between Purchaser, on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total amount of such disputed items so submitted.  Purchaser and Parent will each bear its own costs and expenses in connection with the resolution of such dispute.  The Neutral Auditor will deliver to Purchaser and Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Parent) of the disputed items within 45 calendar days of receipt of the disputed items, which determination will be final, binding and conclusive.  Notwithstanding the foregoing, the Neutral Auditor shall not be permitted or authorized to determine an amount with respect to any disputed item that is outside of the range between the amounts of such disputed item as finally proposed by Purchaser, on the one hand, and Parent, on the other hand.  The final, binding and conclusive Closing Date Balance Sheet and statement of Cash and Cash Equivalents, Closing Indebtedness and Net Working Capital, which either are agreed upon by Purchaser and Parent or are determined by the Neutral Auditor in accordance with this Section 2.6(c), will be the “Conclusive Closing Date Balance Sheet” and the “Conclusive Statement”, respectively.  In the event that either Purchaser or Parent fails to submit a statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by Purchaser or Parent, as applicable.

SECTION 2.7.                           Adjustments to Purchase Price.  (a)  Without duplication of Section 2.7(b) and Section 2.7(c), in the event that (x) the Estimated Cash and Cash Equivalents exceeds the Actual Cash and Cash Equivalents, then Parent shall deliver to Purchaser an amount in cash equal to such excess, or (y) the Actual Cash and Cash Equivalents exceeds the Estimated Cash and Cash Equivalents, then Purchaser shall deliver to Parent an amount in cash equal to such excess.

(b)           Without duplication of Section 2.7(a) and Section 2.7(c), in the event that (x) the Estimated Closing Indebtedness exceeds the Actual Closing Indebtedness, then Purchaser shall deliver to Parent an amount in cash equal to such excess, or (y) the Actual Closing Indebtedness exceeds the Estimated Closing Indebtedness, then Parent shall deliver to Purchaser an amount in cash equal to such excess.

(c)           Without duplication of Section 2.7(a) and Section 2.7(b), in the event that (x) the Estimated Net Working Capital Amount exceeds the Actual Net Working Capital Amount, then Parent shall deliver to Purchaser an amount in cash equal to such excess, or (y) the Actual Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, then Purchaser shall deliver to Parent an amount in cash equal to such excess.

(d)           The parties agree that the aggregate amount of payments required to be made by this Section 2.7 shall be netted against each other and that such netted payment will be made no later than the fifth Business Day following the date on which Purchaser and Parent agree to, or the Neutral Auditor determines in accordance with Section 2.6(c), the Conclusive Closing Date Balance Sheet and Conclusive Statement.

(e)           All payments required to be made pursuant to this Section 2.7 shall be payable by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by the Party entitled to receive such payment.

(f)           Purchaser and Parent agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, any payment made under this Section 2.7, to the maximum extent permitted by Applicable Law, as an adjustment to the Purchase Price.

SECTION 2.8.                           Purchase Price Allocation.  Purchaser and Parent shall promptly and in good faith agree upon an allocation of the portions of the Purchase Price paid by Purchaser to Parent in respect of the Acquired Companies (the “Purchase Price Apportionment”); provided that the portion of the Purchase Price allocated to the US Entity shall not exceed Five Million Dollars ($5,000,000).  The Parties agree that the portion of the Purchase Price (plus any assumed liabilities properly included in purchase price for U.S. federal income tax purposes) in respect of the Acquired Companies shall be allocated in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”).  The Parties agree to act in accordance with the Purchase Price Allocation as determined pursuant to this Section 2.8 in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by Applicable Law.  Within thirty (30) days after the Closing Date (or at such time as otherwise mutually agreed to by the parties in writing), Purchaser shall prepare the Purchase Price Allocation and deliver it to Parent for review and approval.  If Parent and Purchaser have not mutually agreed to the Purchase Price Allocation within sixty (60) days following Closing (or at such time as otherwise mutually agreed to by the parties in writing), the matters in dispute between them shall be referred to the Neutral Auditor whose determination shall be final and binding upon the parties.  Any subsequent adjustments to the Purchase Price shall be reflected in the Purchase Price Apportionment as an adjustment to the Purchase Price paid for the Company Interests or the U.S. Entity Interests, as applicable, to the extent the adjustment relates to the Company Interests or the U.S. Entity Interests, as applicable. To the extent subsequent adjustments are made to the portion of the Purchase Price in respect of the U.S. Entity Interests, Parent shall make appropriate modifications to the Purchase Price Allocation to take into account such adjustments subject to review by Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedules, Parent represents and warrants to Purchaser as follows:

SECTION 3.1.                           Organization; Qualification.  Parent is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of Delaware, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Each of the Acquired Companies is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to conduct its business substantially as presently conducted and is qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction (with respect to such jurisdictions that recognize the concept of such qualifications or good standing) where the ownership, leasing or operation of its properties and assets or the conduct of the Business requires such qualification, except where the failure to be so organized, existing and in good standing or to have such requisite corporate or similar power and authority or to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.2.                           Authority; Binding Obligation.  Parent has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby has been duly and validly authorized by all requisite corporate action on the part of Parent, and no other corporate proceedings or approvals on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding in equity or at law.

SECTION 3.3.                           Non-Contravention.  The execution, delivery and performance of this Agreement by Parent does not, and the consummation of the transactions contemplated herein will not, constitute or result in (a) any breach or violation of the Organizational Documents of any of Parent or the Acquired Companies, (b) the creation of any Encumbrance (other than Permitted Encumbrances) upon the properties or assets of any of the Acquired Companies, (c) any breach or violation of or default under, or constitute or give rise to a termination (or right of termination) of, creation, cancellation or acceleration of any obligation or loss of any benefit under (any such breach, violation, default, termination or right of termination, creation, cancellation or acceleration is referred to herein as a “Violation”), any Material Contract, or (d) any Violation of any Applicable Law, Environmental Law or Competition Law or governmental permit or license or any judgment, injunction, order, decree or other restriction of any court or Governmental Entity having competent jurisdiction (“Order”) to which any Acquired Company is subject or a Violation of any Governmental Authorization (in each case, assuming the receipt and effectiveness of, and the compliance with, all Consents and Approvals), (e) any revocation, cancellation, suspension, impairment, forfeiture, nonrenewal, amendment, modification or other change of any Governmental Authorization except, in the case of clauses (b), (c), (d) or (e) above, for any such Violations or creation of Encumbrances that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.4.                           Title to the Interests.  (a)  The Company Interests are owned by Parent and US Entity as set forth in Schedule 3.4(a) of the Parent Disclosure Schedules, free and clear of any Encumbrances (other than (i) such Encumbrances which were incurred by Purchaser or which Purchaser caused to be incurred as a result of the transactions contemplated by this Agreement and (ii) Permitted Encumbrances).  The Company Interests being acquired from Parent and US Entity represent 100% of the issued and outstanding equity interests in the Company.  There is no option, warrant, purchase right, commitment, undertaking, Contract or understanding of any kind (other than this Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the voting, dividend rights, sale or other disposition of the Company Interests.

(b)           The US Entity Interests are owned by Parent as set forth in Schedule 3.4(b) of the Parent Disclosure Schedules, free and clear of any Encumbrances (other than (i) such Encumbrances which were incurred by Purchaser or which Purchaser caused to be incurred as a result of the transactions contemplated by this Agreement and (ii) Permitted Encumbrances).  The US Entity Interests being acquired from Parent represent 100% of the issued and outstanding equity interests in US Entity.  There is no option, warrant, purchase right, commitment, undertaking, Contract or understanding of any kind (other than this Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the voting, dividend rights, sale or other disposition of the US Entity Interests.

SECTION 3.5.                           Capitalization; Subsidiaries.  (a)  Parent and US Entity are the direct owners, holders of record, and beneficial owners of the Company Interests.  The Company Interests constitute all of the issued and outstanding equity interests in the Company, and no shares of capital stock or other equity interests of the Company have been reserved for issuance upon exercise of outstanding options, warrants or other similar purchase rights.  The Company Interests have been duly authorized and validly issued and are fully paid and nonassessable.  Except as provided for in the Organizational Documents of the Company, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights will be authorized, issued or outstanding.  The Company will not have outstanding any bonds, debentures, notes or other obligations giving the holders of which the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests of the Company on any matter.

(b)           Parent is the direct owner, holder of record, and beneficial owner of the US Entity Interests.  The US Entity Interests constitute all of the issued and outstanding equity interests in US Entity, and no shares of capital stock or other equity interests of US Entity have been reserved for issuance upon exercise of outstanding options, warrants or other similar purchase rights.  The US Entity Interests have been duly authorized and validly issued and are fully paid and nonassessable.  Except as provided for in the Organizational Documents of US Entity, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of US Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of US Entity, and no securities or obligations evidencing such rights will be authorized, issued or outstanding.  US Entity will not have outstanding any bonds, debentures, notes or other obligations giving the holders of which the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests of US Entity on any matter.

(c)           Schedule 3.5(c) of the Parent Disclosure Schedules sets forth, with respect to each Group Entity, (i) its name and jurisdiction of incorporation or formation, (ii) the number of its issued and outstanding shares of capital stock or other equity interests and (iii) the owner of such shares of capital stock or other equity interests.  Except for the shares of capital stock or other equity interests listed on Schedule 3.5(c), there are no issued and outstanding equity interests in any Group Entity.  All of the shares of capital stock or other equity interests listed on Schedule 3.5(c) have been duly authorized and validly issued and are fully paid and nonassessable and are owned are owned, beneficially and of record, by the Company or another Group Entity free and clear of any Encumbrances other than transfer restrictions under applicable securities laws.  Except as provided for in the Organizational Documents of the Group Entities, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of any Group Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Group Entity, and no securities or obligations evidencing such rights will be authorized, issued or outstanding.  No Group Entity will have outstanding any bonds, debentures, notes or other obligations giving the holders of which the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests of such Group Entity on any matter.

(d)           None of the Interests and none of the capital stock or other equity interests of any of the Group Entities was issued in violation of any preemptive or other similar rights or in violation of any material federal, state or foreign security Laws.  None of the Acquired Companies is subject to any obligation, on a contingent basis or otherwise, to issue, sell or otherwise cause to become outstanding, or to acquire, repurchase, retire or redeem, or to register, any Company Interests, US Entity Interests, capital stock or other equity interests nor does any Acquired Company have any profit sharing, phantom stock or similar rights with respect to the capital stock or other equity interests of any Acquired Company.  There are no Contracts to which Parent or any Acquired Company is a party or, to the Knowledge of Parent, any other Person is a party giving any Person the right to receive from any Acquired Company any benefits or rights similar to any benefits or rights enjoyed by or accruing to the benefit of the holders of any capital stock or other equity interests of any Acquired Company (solely in their capacity as such holder).  There are no voting trusts, proxies or other Contracts with respect to the voting of any capital stock or other equity interests of any of the Acquired Companies.

(e)           Other than the Group Entities listed on Schedule 3.5(b), the Company does not have any Subsidiaries or own any equity interests in any other Person.

(f)           The US Entity does not have any Subsidiaries or own any equity interests in any other Person.

SECTION 3.6.                           Financial Statements; Liabilities.  (a)  Schedule 3.6(a) of the Parent Disclosure Schedules contains a true and complete copy of (i) the audited balance sheets and statements of operations, equity and cash flows of Tinet S.p.A. (“Tinet”), a corporation organized under the laws of Italy and an indirect, wholly-owned subsidiary of Parent, as of and for the fiscal year ended December 31, 2012 (the “Financial Statements”) and (ii) the unaudited balance sheet of the Company at December 31, 2012 (the “Unaudited Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, as at the dates and for the periods presented (except as may be stated therein or in the notes thereto), consistently applied by Tinet, and except as set forth on the Financial Statements fairly present, in all material respects, the financial condition and results of operations of Tinet as of the date thereof.  The Unaudited Financial Statements fairly represent in all material respects the financial condition of the Company as of December 31, 2012 (subject to the absence of footnote disclosures and other presentation items) and have been prepared from and are in accordance with the books and records of the Company and U.S. GAAP.

(b)           None of the Acquired Companies has any Liabilities of a type required by GAAP to be set forth on a balance sheet, other than Liabilities (i) disclosed in the balance sheet included in the Unaudited Financial Statements, (ii) set forth in Schedule 3.6(b) of the Parent Disclosure Schedules, (iii) incurred since December 31, 2012 in the ordinary course of business, (iv) incurred in connection with this Agreement or the transactions contemplated hereby or (v) that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.7.                           Absence of Certain Changes or Events.  Except as may be contemplated by this Agreement and as set forth in Schedule 3.7 of the Parent Disclosure Schedules, (a) as of the date of this Agreement and since December 31, 2012, the Acquired Companies have in all material respects conducted the Business substantially in the ordinary course consistent with past practice, and (b) since December 31, 2012, there has not been any effect, change or circumstance which has had a Material Adverse Effect.

SECTION 3.8.                           Real Property; Assets.  (a)  The Acquired Companies lease or sublease all material real property and interests in land necessary for the operation of the Business as currently operated (the “Leased Real Property”).  Except as set forth in Schedule 3.8(a) of the Parent Disclosure Schedules or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Acquired Companies have a valid and binding leasehold interest (or analogous property rights under Applicable Law) in the Leased Real Property (subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws) free and clear of any Encumbrances other than Permitted Encumbrances.  The Acquired Companies do not own any real property.

(b)           None of the Acquired Companies is in default under any lease or sublease with respect to any Leased Real Property, except defaults which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c)           The Acquired Companies have good and marketable title to, or hold by a valid and existing lease or license, all the material tangible personal property assets used in the Business, free and clear of any Encumbrances other than Permitted Encumbrances.

SECTION 3.9.                           Litigation and Claims.  Except as set forth in Schedule 3.9 of the Parent Disclosure Schedules, there is no civil, criminal or administrative action, suit, or proceeding (including any arbitration), at law or in equity, pending or, to the Knowledge of Parent, threatened against the Acquired Companies that, if adversely determined, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  Subject to obtaining the Consents and Approvals, there are no Orders of, or by, any Governmental Entity applicable any Acquired Company except for such orders that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.10.                           Compliance with Law.  Except as set forth in Schedule 3.10 of the Parent Disclosure Schedules or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(i)           each Acquired Company is in material  compliance with each Applicable Law and Governmental Authorization applicable to the conduct of the Business as conducted on the date hereof; and

(ii)           the Acquired Companies hold all Governmental Authorizations that are necessary for the Acquired Companies to own, lease, license or otherwise hold, and to use and operate, their respective assets and properties and to carry on the Business as now conducted in compliance with Applicable Law and any applicable Orders.

SECTION 3.11.                           Contracts.  (a)  Schedule 3.11(a) of the Parent Disclosure Schedules sets forth, as of the date hereof, a list of the following Contracts to which any Acquired Company is a party or by which their respective assets are bound (the “Material Contracts”):

(i)           any Contract under which the remaining amounts to be paid or received by any Acquired Company would reasonably be expected to exceed $1,500,000 in any twelve-month period, other than any Contract with another Acquired Company to document intercompany loans or arrangements;

(ii)           any collective bargaining agreements;

(iii)          all Contracts which relate to Indebtedness under which any Acquired Company has outstanding obligations in excess of $200,000 owed by any Acquired Company or the guarantee thereof;

(iv)          all Contracts under which any Acquired Company has guaranteed any Liability or the obligations of any other Person (other another Acquired Company) in excess of $150,000;

(v)           all Contracts containing covenants made by any Acquired Company that materially limit or purport to limit the ability of any Acquired Company to compete in any line of business or with any Person or in any geographic area or sales channel;

(vi)          any Contract with a director, officer or employee of any Acquired Company under which such director, officer or employee is to be paid more than $350,000 per annum;

(vii)         any Contract with an unaffiliated third party with respect to any partnership, limited liability company, joint venture or similar arrangements, or any shareholders, voting or similar Contract to which any Acquired Company is a party, by which any Acquired Company is bound or to which any Acquired Company is subject;

(viii)        any Contract for the lease, sublease, sale, purchase or other occupancy right with respect to real property that is still in effect and, individually, could reasonably be expected to result in payments by any Acquired Company in excess of $250,000 in any twelve-month period;

(ix)          any Contract that provides for the payment, increase or vesting of any benefits or compensation in connection with the transactions contemplated by this Agreement; or

(x)           any Contract that relates to any settlement of material disputes or material litigation, other than (x) releases immaterial in nature or amount, (y) settlement agreements for cash only (which has been paid) or (z) settlement agreements under which the Acquired Companies do not have any continuing material financial obligations or liabilities.

(b)           Parent has made available to Purchaser complete and correct copies of all written Material Contracts, together with all material amendments, waivers or other changes thereto.  Except as, in each case, would not, individually and in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) each Material Contract is in full force and effect and constitutes the valid and binding obligation of the Acquired Company party thereto and, to the Knowledge of Parent, of each other party or parties thereto, except as limited by Applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) none of the Acquired Companies are in material breach or default under any Material Contract, which breach or default has not been waived, and (iii) to the Knowledge of Parent, no other party to any Material Contract is in breach or default, and neither Parent nor any Acquired Company has given or received written notice to or from any Person relating to any such breach or default under any Material Contract that has not been cured.  Since December 31, 2012, neither Parent nor any Acquired Company has received any written or, to the Company’s Knowledge, oral notice or advice of termination, acceleration, cancellation, nonrenewal or material adverse price adjustment with respect to any Material Contract.

SECTION 3.12.                           Consents and Approvals.  Except (i) as set forth in Schedule 3.12 of the Parent Disclosure Schedules (the “Parent Consents and Approvals”) or (ii) under Competition Laws, no consents, waivers, approvals, notices, reports or other filings are required to be made with or to, or obtained from, any Governmental Entity (including any Governmental Authorizations) or any other Person are required to be obtained by Parent or any Acquired Company or their respective Affiliates in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, except for such consents, waiver, approvals, notices, reports, other filings or Governmental Authorizations where the failure to make or obtain the same would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 3.13.                           Tax Matters.  Except as set forth on Schedule 3.13 of the Parent Disclosure Schedules:

(a)           Each Acquired Company has prepared and timely filed (including pursuant to applicable extensions), or has had so prepared and filed on its behalf, all material Tax Returns and has timely paid (or has had timely paid on its behalf) all material Taxes whether or not shown as due and owing on such Tax Returns, except in each case with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.  Each Acquired Company has timely withheld and paid over to the appropriate Governmental Entity all material Taxes that such Person was obligated to withhold, including in connection with any amounts paid or owing, or any income or gain allocated, to any current or former employee, shareholder, creditor, member, independent contractor or any other Person, and has prepared and timely filed the material information returns or reports required with respect thereto.

(b)           All Tax Returns filed by, with respect to or on behalf of each of the Acquired Companies are accurate and complete in all material respects.  Parent has made available to Purchaser complete and accurate copies of all Income Tax Returns filed by or on behalf of any Acquired Company for each of its Taxable years since May 2009.

(c)           No Acquired Company is (i) currently the subject of a material Tax audit, examination, or judicial or administrative proceeding or (ii) has received any written notice indicating an intent to initiate an audit or other review.  No claim concerning any material Tax liability any Acquired Company (including under any indemnification or Tax sharing agreement or any applicable Law and including any secondary liability) is pending or, to the Knowledge of Parent, threatened.

(d)           No Acquired Company is or has been a party to or bound by, or has any obligation to pay any other Person under, any material Tax sharing, Tax allocation, or Tax indemnification agreement or similar Contract with any other Person.  No Acquired Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity (other than any extension which is no longer in effect).

(e)           No Acquired Company has consummated or participated in, and none is currently participating in or a party to, any transaction which is or was a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or applicable Treasury Regulations.  No Acquired Company is or has been a party to any “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b) of the Treasury Regulations.  No Acquired Company has distributed the stock of another entity or has had its stock distributed by another entity in a transaction occurring during the last two years that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(f)           No Acquired Company has taken any action that could have the effect of deferring any Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date.  No Acquired Company will be required to include any item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a Taxable period ending on or before the Closing Date, (iv) “closing agreement”, within the meaning of Code section 7121, or any comparable agreement under any provision of state, local or foreign Tax Law, entered into on or before the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 or any similar or analogous provision of state, local or foreign Tax Law or (vi) election under Code Section 108(i).

(g)           The unpaid Taxes of the Company and its Subsidiaries as of December 31, 2012 did not, as of that date, exceed the reserve for Tax Liabilities (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet.

(h)           No Acquired Company is a party to any Contract that has resulted or could result in the payment of any amount to any Person that would be (i) non-deductible under Code Section 280G or any similar or analogous provision of state, local or foreign Tax Law (determined for this purpose without taking into account whether such payment is considered reasonable compensation for services rendered) or (ii) subject to excise Tax under Code Section 4999 or any similar or analogous provision of state, local or foreign Tax Law.

(i)           No Acquired Company has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

Notwithstanding any other representation or warranty in this Article III, this Section 3.13 constitutes the sole and exclusive representations and warranties provided with respect to all matters relating to Taxes of or with respect to any Acquired Company.

SECTION 3.14.                           Intellectual Property.  Except as set forth in Schedule 3.14 of the Parent Disclosure Schedules or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (a) the Acquired Companies will own, or have sufficient right to use, all material patents, know-how, trade secrets, trademarks, trade names, service marks, copyrights and other intellectual property rights (collectively, the “Intellectual Property”) used in and necessary for the conduct of the Business and (b) none of the Acquired Companies has received any written notice of any pending claim that the conduct of the Business infringes or otherwise violates upon the material Intellectual Property rights of any third-party.  To the Knowledge of Parent, the conduct of the business of the Acquired Companies as conducted as of the date of this Agreement does not infringe any valid patents, trademarks, trade names, service marks, copyrights, trade secrets, or other intellectual property right of other Persons.  To the Knowledge of Parent, the consummation of the transactions contemplated hereby will not result in the material loss or impairment of any Company Intellectual Property rights.

SECTION 3.15.                           Labor Matters.  Except as set forth on Schedule 3.15 of the Parent Disclosure Schedules, (a) none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years, and (b) to the Knowledge of Parent (i) there are no material disputes pending or threatened between the any of the Acquired Companies and any of their employees and (ii) there are no current union representation questions involving employees of the Acquired Companies.

SECTION 3.16.                           Employee Benefits.  (a)  Schedule 3.16(a) of the Parent Disclosure Schedules sets forth all employee benefit and compensation plans, contracts and arrangements, excluding Pension Plans, covering the employees (the “Group Employees”) of the Acquired Companies (each, a “Benefit Plan”).  Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, all Benefit Plans have been maintained, funded and administered in accordance with their terms and comply in all material respects with the Applicable Law of the jurisdiction in which the relevant Group Employee is employed (“Applicable Employee Benefits Law”).

(b)           Schedule 3.16(b) of the Parent Disclosure Schedules sets forth all material pension and post-retirement benefit plans arranged by the Acquired Companies and covering the Group Employees (the “Pension Plans”).  Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, all obligations of Parent with respect to such Pension Plans comply in all material respects with Applicable Employee Benefit Law.

(c)           The consummation of the transactions contemplated by this Agreement will not result in any material increase in the amount of any benefit or accelerate the vesting, timing, funding or payment of any benefit under the Benefit Plans or Pension Plans.

SECTION 3.17.                           Environmental Matters.  (a)  Except as set forth in Schedule 3.17 of the Parent Disclosure Schedules or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(i)           to the Knowledge of Parent, each Acquired Company is, and at all times that it has been directly or indirectly owned by Parent has been, in compliance in all material respects with all Environmental Laws;

(ii)          solely in relation to the Business, Parent has received any Environmental Claim, or written notice of any threatened Environmental Claim;

(iii)         neither Parent nor any Acquired Company has entered into, has agreed to, or has been issued, any Order under any Environmental Law that would interfere in any material respect with the ability of the Acquired Companies to operate the Business as currently conducted; and

(iv)         neither Parent nor the Acquired Companies has disposed of, or arranged to dispose of, any Hazardous Substances in a manner, or to a location that would reasonably be expected to result in a material liability to any Acquired Company under any Environmental Laws.

(b)           Notwithstanding any other representation or warranty in this Article III, this Section 3.17 constitutes the sole and exclusive representations and warranties provided with respect to all environmental matters of or with respect to the Acquired Companies.

SECTION 3.18.                           Insurance.  Except as set forth in Schedule 3.18 of the Parent Disclosure Schedules or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) there is no claim pending under any material insurance policies maintained by the Acquired Companies (the “Group Policies”) as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised that it intends to deny coverage; (ii) all premiums due and payable under the Group Policies have been paid; (iii) the Group Policies are in full force and effect in accordance with their terms; and (iv) neither Parent nor any of the Acquired Companies has received any written notice of any pending or threatened cancellation with respect to any of the Group Policies.

SECTION 3.19.                           Affiliate Contracts.  Except as set forth on Schedule 3.19 of the Parent Disclosure Schedules, there are no Contracts (other than employment Contracts, relocation agreements, reimbursement agreements and other similar compensation agreements provided to Purchaser with any Group Employee, Pension Plans, or Benefit Plans) between (i) any Acquired Company, on one hand, and (ii) Parent or any Affiliate of Parent (other than the Acquired Companies) or any officer or director of any Acquired Company or, to the Knowledge of Parent, any Affiliate of them (other than the Company or the Group Entities), on the other hand (collectively, the “Affiliate Contracts”).

SECTION 3.20.                           Brokers and Finders.  Other than BMO Capital Markets Corp., whose fees and expenses shall be paid by Parent, no agent, broker, investment banker, financial advisor, finder, consultant or other firm or Person engaged or retained by or on behalf of Parent or any Acquired Company is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

SECTION 3.21.                           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither Parent, the Acquired Companies nor any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or representatives or any other Person has made or makes any other express or implied representation or warranty on behalf of Parent, the acquired companies or their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or representatives or any other Person. Purchaser, Parent, the Acquired Companies and their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents and representatives hereby acknowledge that no other statutory, express or implied representation or warranty, whether written or oral, concerning the Interests, the Business, assets or Liabilities of the acquired companies, the execution, delivery or performance of, or transactions contemplated by, this Agreement or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules, Purchaser represents and warrants to Parent as follows:

SECTION 4.1.                           Organization.  Purchaser is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or a similar local concept) under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, prevent, impair or delay the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

SECTION 4.2.                           Authority; Binding Obligation.  Purchaser has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part Purchaser, and no other corporate proceedings or approvals on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of each Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding in equity or at law.

SECTION 4.3.                           Non-Contravention.  The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the transactions contemplated herein will not, (a) conflict with or result in any breach or violation of the Organizational Documents of Purchaser, (b) constitute or result in any Violation of a material Contract to which Purchaser is a party, or (c) result in any Violation of any Applicable Law, Competition Law, Environmental Law or applicable Order to which Purchaser is subject or a Violation of any Governmental Authorization of Purchaser (in each case, assuming the receipt and effectiveness of, and the compliance with, all Consents and Approvals) except, in the case of clauses (b) or (c) above, for any such Violations that would not, individually or in the aggregate, prevent, impair or delay the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

SECTION 4.4.                           Financial Capability.  Purchaser has, and at and following the Closing Purchaser shall have, the financial capability and sufficient cash on hand to enable it to purchase the Interests on the terms and conditions contemplated by this Agreement and to effect the Closing and all other transactions contemplated by this Agreement, including to pay in full the Purchase Price, all other amounts payable pursuant to the Agreement and all related fees and expenses.

SECTION 4.5.                           Investment Purpose.  Purchaser is purchasing the Interests for its own account, for investment purposes only and not with a view to a distribution or resale thereof in violation of any federal or state securities laws, and acknowledges that such Interests will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state or non-U.S. Applicable Law of similar effect.  Purchaser has not, directly or indirectly, offered the Interests to anyone or solicited any offer to buy the Interests from anyone, in each case in a manner that would require registration under the Securities Act.  Purchaser shall not sell, convey, transfer or offer for sale any of the Interests, except in compliance with the registration and other requirements of the Securities Act, applicable state securities laws and other Applicable Laws or pursuant to an applicable exemption therefrom.  Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Interests.

SECTION 4.6.                           Investment Experience; Independent Investigation.  Purchaser is an informed and sophisticated purchaser that is, and has engaged expert advisers that are, experienced in and capable of evaluating the Business and the Acquired Companies and their respective businesses, assets, condition (financial or otherwise), and results of operations and the merits and risks of an investment in the Interests.  Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, Parent and its Representatives concerning the Business, the Acquired Companies and Purchaser’s investment in the Interests, including the employees, documents and facilities related to the Business and the Acquired Companies.  Purchaser acknowledges and affirms that (i) except for the representations and warranties expressly set forth in Article III, none of Parent, the Acquired Companies nor any of their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or Representatives or any other Person has made or makes any other express or implied representation or warranty on behalf of Parent, the Acquired Companies or their respective Affiliates, directors, officers, employees, subsidiaries, controlling persons, agents or Representatives or any other Person, (ii) it has completed its own independent investigation, analysis and evaluation of the Business and the Acquired Companies, (iii) it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Business and the Acquired Companies as it has deemed necessary or appropriate and (iv) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis and evaluation of the matters referenced in the representations and warranties set forth in Article III hereto.  For the avoidance of doubt, no investigation by Purchaser or its Representatives shall affect, add to or subtract from any representations or warranties of Parent set forth in Article III.

SECTION 4.7.                           Consents and Approvals.  Except (i) as set forth in Schedule 4.7 of the Purchaser Disclosure Schedules (“Purchaser Consents and Approvals” and, together with Parent Consents and Approvals, the “Consents and Approvals”) or (ii) under Competition Laws, no consents, waivers, approvals, notices, reports or other filings are required to be made with or to, or obtained from, any Governmental Entity, nor are any Governmental Authorizations required to be obtained, by Purchaser or its Affiliates in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, except for such consents, waivers, approvals, notices, reports, other filings or Governmental Authorizations where the failure to make or obtain the same would not, individually or in the aggregate, prevent, impair or delay the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

SECTION 4.8.                           Litigation and Claims.  Except as set forth in Schedule 4.8 of the Purchaser Disclosure Schedules, there is no civil, criminal or administrative action, suit, or proceeding, at law or in equity, pending or threatened in writing against Purchaser that, if adversely determined, would, individually or in the aggregate, prevent, impair or delay the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.  Subject to obtaining the Consents and Approvals, there are no Orders of, or by, any Governmental Entity applicable to Purchaser that would, individually or in the aggregate, prevent, impair or delay the ability of Purchaser to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

SECTION 4.9.                           Brokers and Finders.  Other than The Bank Street Group, LLC, whose fees and expenses shall be paid by Purchaser, no agent, broker, investment banker, financial advisor, finder, consultant or other firm or Person engaged or retained by or on behalf of Purchaser or any of its Affiliates is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

SECTION 5.1.                           Indemnification of Directors and Officers.  (a)  Indemnification.  For at least six (6) years after the Closing, Purchaser shall, and shall cause the Acquired Entities to, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, manager or officer of the Acquired Companies who is not also a director or officer of Parent or any of Parent’s Affiliates other than the Acquired Companies (each, together with such person’s heirs, executors or administrators, an “Indemnified Employee” and collectively, the “Indemnified Employees”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Employee), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by such Indemnified Employee in his or her capacity as an employee, agent, director, manager or officer of one or more of the Acquired Companies occurring or alleged to have occurred whether before or after the Closing Date (including acts or omissions in connection with such person’s service as an officer, director, manager or other fiduciary in any entity if such service was at the request of the Acquired Companies).  In the event of any such Action, Purchaser shall cooperate with the Indemnified Employee in the defense of any such Action.

(b)           Successors.  In the event that, after the Closing Date, Purchaser, the Acquired Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Acquired Companies, as the case may be, shall assume the obligations set forth in this Section 5.1.

(c)           Benefit.  The provisions of this Section 5.1 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Employee, his or her heirs, executors or administrators and his or her other Representatives.

SECTION 5.2.                           Public Announcements.  The initial press release regarding the transactions contemplated by this Agreement shall be a joint press release approved by the Parties hereto.  Other than the initial joint press release, no Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by any Applicable Law, Competition Law, Environmental Law or Order and except with respect to internal announcements regarding the Agreement and the transactions contemplated hereby to directors, officers and employees of each Party, in which case, the Party issuing or publishing such press release or making such public announcement shall provide, to the extent reasonably practicable, the other Party with a copy of such press release or public announcement (including any slides or transcripts to be used in any investor or analyst presentation or conference) in advance of its issuing or publishing such press release or making such public announcement, as applicable).  Notwithstanding the foregoing after the initial press release, any Party may issue press releases or make public announcements containing only the information concerning this Agreement and the transactions contemplated hereby contained in the initial press release

SECTION 5.3.                           Name Changes.  As promptly as reasonably practicable following the Closing Date but not later than ninety (90) days after the Closing Date, Purchaser shall cause the Organizational Documents of the Acquired Companies to be amended so as not to include any of “Inteliquent”, “Neutral Tandem” or “NT” or any word, phrase or acronym confusingly similar thereto.  Purchaser shall remove “Inteliquent”, “Neutral Tandem” and “NT” and any other words, names or symbols proprietary to Parent and its Affiliates from all tangible properties of the Acquired Companies as promptly as reasonably practicable following the Closing Date but not later than ninety (90) days following the Closing Date.

SECTION 5.4.                           Intercompany Accounts.  For the avoidance of doubt, all amount outstanding under any Intercompany Account prior to the Closing shall remain outstanding until the date one hundred twenty (120) days after the Closing Date.  On the date one hundred twenty (120) days after the Closing Date, the Parties shall cause all amounts outstanding under any Intercompany Accounts to be repaid or otherwise discharged and shall terminate all such Intercompany Accounts, with a net payment being made to the Party entitled thereto by wire transfer of funds to such account as the Party receiving such payment shall specify to the other Party reasonably in advance of the date such payment is required to be made.

SECTION 5.5.                           Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors) incurred in connection with this Agreement and the transactions contemplated in this Agreement shall be borne by the Party that incurred such expenses.  For the avoidance of doubt, and without duplication of Indebtedness or Net Working Capital, Parent shall pay all fees, expenses, costs, commissions or disbursements payable by the Acquired Companies incurred through the Closing directly and specifically in connection with the sale of the Acquired Companies or otherwise relating to the negotiation, preparation or execution of this Agreement and the transactions contemplated hereby.

SECTION 5.6.                           Retention of Books and Records.  Purchaser shall cause the Acquired Companies to retain, until all applicable Tax statutes of limitations (including periods of waiver and extension) have expired, all Books and Records in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date for inspection and copying by Parent or its agents at Parent’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. Parent agrees that such Books and Records will be subject to the Continuing Confidentiality Agreement.

SECTION 5.7.                           Termination of Certain Services; Transition Services Agreement; Commercial Services Agreement.  (a)  Except as contemplated by clauses (b) and (c) below, notwithstanding anything in this Agreement to the contrary, at the Closing, Parent shall terminate any services provided to the Acquired Companies by Parent or any of its Affiliates (other than the Acquired Companies).

(b)           On the Closing Date, Purchaser and Parent shall execute and deliver the Transition Services Agreement.

(c)           On the Closing Date, Purchaser and Parent shall execute and deliver the Commercial Services Agreement.

SECTION 5.8.                           Non-Solicitation.  (a)  From the date of this Agreement until the second anniversary of the Closing Date, neither Parent nor any of its Affiliates (other than, if applicable, the Acquired Companies following the Closing) shall, without the consent of Purchaser, directly or indirectly, recruit, solicit, hire or retain any person who is a Group Employee or employee of US Entity on the date of this Agreement, or induce, or attempt to induce, a Group Employee or employee of US Entity to terminate his or her employment with, or otherwise cease his or her relationship with, Purchaser or any Acquired Company; provided that the foregoing restriction shall not apply to any Group Employee or employee of US Entity who (x) first contacts Parent (or any of its Representatives) on his or her own initiative without any direct or indirect solicitation by or encouragement from Parent, (y) responds to general solicitation employment advertising in the media or (z) is terminated from employment by any Acquired Company after the Closing for whatever reason.

(b)           From the date of this Agreement until the second anniversary of the Closing Date, neither Purchaser nor any of its Affiliates shall, without the consent of Parent, directly or indirectly, recruit, solicit, hire or retain any person who is an employee of Parent or any of its Affiliates (other than, if applicable, the Acquired Companies following the Closing), or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, Parent or its Affiliates; provided that the foregoing restriction shall not apply to any such employee who (x) first contacts Purchaser (or its Representatives) on his or her own initiative without any direct or indirect solicitation by or encouragement from Purchaser, (y) responds to general solicitation employment advertising in the media or (z) is is terminated from employment by Parent or such Affiliate after the Closing for whatever reason.

SECTION 5.9.                          Transfer Taxes.  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser and Parent equally.  Parent and Purchaser shall cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of such tax laws.  For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes arising from the transfer of the ownership of the Interests and the indirect transfer of the equity interest in the Group Entities (including all applicable real estate transfer taxes).

SECTION 5.10.                         Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time, as and when requested by any Party hereto and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

SECTION 5.11.                         Tax Matters.  (a)  After the Closing, Purchaser shall prepare (or cause to be prepared) all Tax Returns of the Acquired Companies and their respective operations for all taxable periods and shall be responsible for the payment to the appropriate Governmental Authorities of any amounts in connection with such Tax Returns.

(b)           The Parties shall furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information and assistance relating to the Acquired Companies and their respective assets and activities as is reasonably necessary for the filing of any Tax Return, the determination of any Tax liability or benefit or the participation in any Action with respect to Taxes.  Such information and assistance shall include providing access to books and records; providing copies of relevant Tax Returns and related work papers; and making employees reasonably available, on a mutually convenient basis during normal business hours and upon reasonable notice, to provide explanations of any documents or information provided pursuant to this Section 5.11.

SECTION 5.12.                           Assistance with Audit.  Without limiting the generality of Section 5.10, during the period ending on the first anniversary of the Closing, Parent shall, and shall cause its Representatives to, cooperate with Purchaser, as Purchaser may reasonably request, with respect to Purchaser’s preparation of audited financial statements for 2010, 2011 and 2012, reviewed financial statements for the fiscal quarter ended March 31, 2012 and 2013 and, if required by applicable law, for the period from January 1 through April 30, 2012 and 2013, in each case related to the Acquired Companies and the Business, which cooperation shall include the execution and delivery, if requested by Purchaser or Purchaser’s independent public accountants, to Purchaser’s independent public accountants of one or more letters of representation, in customary form (the “Representation Letter”) with respect to matters related to the pre-Closing Period; provided, that the matters covered by any such Representation Letter shall be limited to matters which directly relate to the financial statements that are the subject of this Section 5.12 and, to the Knowledge of Parent, are true and correct.  Upon Parent’s request, Purchaser shall promptly reimburse in immediately available funds the out-of-pocket expenses of Parent (including any reasonable fees of Parent’s Representatives) and its Representatives related to Parent’s or its Representatives’ compliance with this Section 5.12.

SECTION 5.13.                           Transfer of Employees.  Parent shall cause the employment of all employees of Parent listed on Schedule 5.13 of the Parent Disclosure Schedules (the “Transferred Parent Employees”) to be terminated as of the Closing.  As of the Closing, Purchaser shall, or shall cause one of its Affiliates to, offer employment to all of such Transferred Parent Employees, effective as of the Closing, and to the extent Purchaser does not cause such an offer of employment to be made to a Transferred Parent Employee, Purchaser shall be responsible for any severance costs due to such Transferred Parent Employee pursuant to any employment, severance, retention, termination and similar agreements plans and policies maintained by Parent for the benefit of such Transferred Parent Employee.  As a pre-condition to the employment of the Transferred Parent Employee by Purchaser or the payment of severance by Purchaser to any Transferred Parent Employee not offered employment, the Transferred Parent Employee must provide a full release to Purchaser for the benefit of Parent.

ARTICLE VI
INDEMNIFICATION

SECTION 6.1.                           Survival; Expiration of Indemnification Obligations.  (a)  The representations and warranties of Parent and Purchaser contained in Article III and Article IV, respectively, shall each survive the Closing and shall terminate on the first anniversary of the Closing Date; provided, however, that (i) the representation and warranties set forth in Section 3.20 shall each survive the Closing until the date thirty (30) days after the running of the applicable statute of limitations with respect to the subject matter of such representations and warranties, (ii) the representation and warranties set forth in Sections 3.1, 3.2, 3.4, and 3.5 (a) and (b) (the “Parent Fundamental Representations”) and Sections 4.1, and 4.2 (the “Purchaser Fundamental Representations”, together with the Parent Fundamental Representations, the “Fundamental Representations”) shall each survive the Closing indefinitely and (iii) the representations and warranties in Section 3.13 shall not survive the Closing.  The respective covenants and agreements of the Parties contained in this Agreement shall each survive the Closing and shall terminate on the thirtieth (30th) day after the running of the applicable statute of limitations with respect to the subject matter of such covenants and agreements, except for those covenants and agreements that contain specific survival periods (which shall each survive the Closing and shall terminate on the last day of such specific survival period).

(c)           No Notice of Claim concerning a breach of or inaccuracy in a representation and warranty contained in this Agreement or a non-fulfillment or breach of any covenant or agreement set forth in this Agreement may be delivered by a Person seeking indemnification after expiration of the representation and warranty or covenant and agreement with respect to which such indemnification claim is being made, as provided in Section 6.1(a); provided, however, that if a Notice of Claim concerning any of the foregoing matters has been delivered in accordance with Section 6.3 or Section 6.4 by a Person seeking indemnification prior to the expiration of the applicable representation, warranty, covenant or agreement pursuant to Section 6.1(a), the right to indemnification with respect to the matter set forth in such Notice of Claim and any other claim(s) arising out, resulting from or relating to the facts giving rise to such claim for indemnification shall survive until such later date as each such claim for indemnification has been fully and finally resolved in accordance with this Article VI.

SECTION 6.2.                           General Indemnification.  (a)  Subject to the other provisions of this Article VI, from and after the Closing, Parent shall indemnify, defend and hold harmless Purchaser and its Affiliates (which after the Closing shall include each Acquired Company) and each of such Person’s respective officers, directors, managers, members, partners, equityholders, employees, representatives, agents, successors and assigns (each a “Purchaser Indemnitee”) from and against, and pay on behalf of and reimburse each Purchaser Indemnitee in respect of, any and all Losses that such Purchaser Indemnitee may incur, suffer, sustain or become subject to arising out, resulting from or relating to: (i) any breach of or inaccuracy in any representation or warranty made by Parent in Article III; (ii) any non-fulfillment or breach of any covenant or agreement set forth in this Agreement made by or to be performed by Parent; and (iii) any Indebtedness of the Acquired Companies (other than Indebtedness under clause (iv) of the definition of Indebtedness) that is not satisfied in full at the Closing.

(b)           Subject to the other provisions of this Article VI, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Parent and its Affiliates and each of such Person’s respective officers, directors, managers, members, partners, equityholders,  employees, representatives, agents, successors and assigns (each a “Parent Indemnitee”) from and against, and pay on behalf of and reimburse each Parent Indemnitee in respect of, any and all Losses that such Parent Indemnitee may incur, suffer, sustain or become subject to arising out of or resulting from:  (i) any breach of or inaccuracy in any representation or warranty made by Purchaser in Article IV; (ii) any non-fulfillment or breach of any covenant or agreement set forth in this Agreement made by or to be performed by Purchaser and (iii) any Taxes resulting from an actual or deemed election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

SECTION 6.3.                           Indemnification Procedure – Direct Claims.  (a)  Promptly after obtaining actual knowledge of any matter not involving a claim or Proceeding by a third party that a Person entitled to indemnification pursuant to Section 6.2 (an “Indemnified Party”) reasonably believes will entitle such Indemnified Party to indemnification from the Persons who would be obligated to indemnify such Indemnified Party if such claim or Proceeding is indemnifiable hereunder (such obligated Persons, the “Indemnifying Party”), such Indemnified Party shall provide to Parent, if Parent is the Indemnifying Party, or to Purchaser, if Purchaser is the Indemnifying Party, written notice describing such matter in reasonable detail, including, to the extent known and quantified, the nature of the matter, the basis for the claim that it is subject to indemnification and the amount and nature of the Losses with respect thereto (a “Notice of Direct Claim”); provided, however, that the failure of an Indemnified Party to timely provide a Notice of Direct Claim or to include any particular details in such Notice of Direct Claim shall not relieve any Indemnifying Party from any obligation to indemnify any Indemnified Party with respect thereto, except to the extent that such Indemnified Party’s failure to provide, delay in providing, or omission of any particular detail in a Notice of Direct Claim actually prejudices the ability of Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, to defend against or contest such matter.

(b)           For claims for indemnification for which a Notice of Direct Claim is made pursuant to Section 6.3(a), Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, shall have twenty (20) Business Days after its receipt of the Notice of Direct Claim to respond to the claim(s) for indemnification described therein by notice delivered to Parent, if any Purchaser Indemnitee is the Indemnified Party, or Purchaser, if any Parent Indemnitee is the Indemnified Party.  Such response shall set forth, in reasonable detail, any objection(s) to the claim(s) and the basis for such objection(s).  Parent and Purchaser shall negotiate to attempt to resolve such claim(s) for indemnification for a period of not less than twenty (20) Business Days after such response is provided.  If the Indemnifying Party does not deliver a response to a Notice of Claim within the twenty (20) Business Day period referred to above, or if Parent and Purchaser are unable to resolve such claim(s) within the twenty (20) Business Day period after delivery of such a response, the applicable Indemnified Party may thereafter pursue its claim for indemnification or any other remedies available to it with respect to such claim(s).

(c)           The Indemnified Party shall, and shall cause each of its Affiliates to, assist Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party,

in its analysis of the matter giving rise to such Notice of Direct Claim, including reasonably cooperating with, making its relevant files and records reasonably available to, making its employees and representatives reasonably available to, and otherwise rendering reasonable assistance to, Parent or Purchaser, as applicable, with respect to such matter.

SECTION 6.4.                           Indemnification Procedure – Third Party Claims.  (a)  Promptly after obtaining written notice of any matter involving a claim or Proceeding by a third party that an Indemnified Party believes may entitle such Indemnified Party to indemnification from any Indemnifying Party pursuant to this Article VI, such Indemnified Party shall provide to Parent, if Parent is the Indemnifying Party, or to Purchaser, if Purchaser is the Indemnifying Party, written notice describing such matter in reasonable detail, including, to the extent known and quantified, the nature of the matter, the basis for the claim that it is subject to indemnification and the amount and nature of the Losses each with respect thereto (a “Notice of Third Party Claim” and, together with a Notice of Direct Claim, each a “Notice of Claim”); provided, however, that the failure of an Indemnified Party to timely provide a Notice of Third Party Claim or to include any particular details in such Notice of Third Party Claim shall not relieve any Indemnifying Party from any obligation to indemnify any Indemnified Party with respect thereto, except to the extent that such Indemnified Party’s failure to provide, delay in providing, or omission of any particular detail in a Notice of Third Party Claim actually prejudices the ability of Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, to defend against or contest such matter.

(b)           Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, shall have the right to assume and pursue the defense of any Claim or Proceeding by a third party other than an Other Claim, for which any Indemnified Party has provided a Notice of Third Party Claim (a “Third Party Claim”) with counsel selected by Parent or Purchaser, as applicable, that is reasonably acceptable to the other, upon notification thereof to the Indemnified Party within forty-five (45) days or a sooner period to extent that the passage of time actually prejudices the Indemnified Party (the “Assumption Period”) after the Notice of Claim has been delivered to the Indemnifying Party; provided, however, that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first agree in writing irrevocably, that (i) subject to the limitations set forth in this Article VI (including the Threshold and the Indemnity Cap) any Losses resulting therefrom are indemnifiable Losses for which the Indemnified Party is entitled to indemnification under this Article VI and (ii) the Indemnifying Party shall post any bond or other security to the extent required in connection with the defense or appeal of such Third Party Claim; and provided further, however, that the Indemnifying Party shall not have the right to assume control of such defense if: (A) the Claim or Proceeding set forth in the Notice of Third Party Claim involves (I) a request primarily for equitable relief or any other non-monetary relief against the Indemnified Party, (II) criminal liability or (III) a Claim for which there is a reasonable probability that the Losses will exceed two hundred percent (200%) of (x) the amount of the indemnification cap under this Article VI applicable to such Claim minus (y) the aggregate amount of Losses that have been paid to the Indemnified Party by the Indemnifying Party prior to the date such Claim is received by the Company and the aggregate amount of Losses claimed in all then outstanding Notices of Claims; or (B) the Indemnifying Party does not provide notice of its election to assume the defense of such Third Party Claim during the Assumption Period (an “Other Claim”).  Unless and until the Indemnified Party receives such notification from the Indemnifying Party within the Assumption

Period that it will assume the defense of a Third Party Claim and solely to the extent that the Indemnified Party would be actually prejudiced by inaction with regard to its defense during such Assumption Period, the Indemnified Party may, but shall not be obligated to, fully assume, commence and pursue its defense of such Third Party Claim, but if it does assume, commence and pursue such defense it shall promptly inform the Indemnified Party of all material developments related thereto.  If the Indemnifying Party does assume the control of a Third Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of such Third Party Claim with counsel selected by it, subject to the right of Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, to control the defense thereof; provided, that in connection with such participation, the Indemnified Party shall be entitled to retain one counsel, selected by the Indemnified Party, at the sole cost and expense of the Indemnifying Party to the extent an actual or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party in respect of any such defense or settlement.  Without limiting the rights to indemnification of any Indemnified Party described above in this Section 6.4, if the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter keep the Indemnified Party informed on a reasonably current basis of all material developments related thereto.  If the Indemnifying Party, having elected to assume the defense of a Third Party Claim during the Assumption Period, thereafter does not diligently pursue the defense of such Third Party Claim (which failure shall only be deemed to occur if (X) the Indemnified Party delivers a written notice to the Indemnifying Party expressly asserting that the Indemnifying Party is not diligently pursuing the defense of such Third Party Claim and (Y) the Indemnified Party, within five (5) days after receipt of such notice, fails to deliver a written notice to the Indemnified Party containing the statement of the legal counsel retained to pursue such defense that the Indemnifying Party is diligent pursuing the defense of such Third Party Claim), the Indemnified Party, may, but shall not be obligated to, assume the defense of such Third Party Claim.  If the Indemnifying Party does not assume the defense of a Third Party Claim or if the Indemnifying Party relinquished the defense of a Third Party Claim in accordance with the preceding sentence, the Indemnified Party shall be indemnified for the reasonable fees and expenses of its counsel (limited to one firm for all Indemnified Parties and, if applicable, one local counsel in each applicable jurisdiction for all Indemnified Parties) if such Indemnified Party is entitled to indemnification with respect to such Third Party Claim pursuant to this Article VI.  The Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any Other Claim or any Third Party Claim with respect to which it has relinquished the defense as provided above in this Section 6.4(a) with counsel selected by it, subject to the right of the Indemnified Party to control the defense thereof.

(c)           During the Assumption Period referred to in Section 6.4(a), the Indemnified Party shall provide such information to the Indemnifying Party as the Indemnifying Party may reasonably request in connection with its evaluation of whether a Third Party Claim is an indemnifiable claim under this Article VI.

(d)           With respect to any Third Party Claim for which Parent or Purchaser, as applicable, has assumed the defense, the Indemnified Party shall, and shall cause each of its Affiliates to, reasonably cooperate with, make its relevant files and records reasonably available to, make its employees and representatives reasonably available to, and otherwise reasonably render assistance to, Parent or Purchaser, as applicable, with respect to the defense of such Third Party Claim.

(e)           In the event that Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, has assumed the defense of a Third Party Claim pursuant to this Section 6.4 and proposes to settle or compromise such Third Party Claim, Parent or Purchaser, as applicable, shall provide notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the other, and shall not affect any such settlement or compromise without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event that Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, has not assumed the defense of a Third Party Claim, and the Indemnified Party has assumed the defense of such Third Party Claim, pursuant to this Section 6.4, then the Indemnified Party shall not settle or compromise such Third Party Claim without the prior written consent of Parent, if Parent is the Indemnifying Party, or Purchaser, if Purchaser is the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 6.5.                           Limitation on Indemnification Obligations.  (a)  The rights of the Purchaser Indemnitees and Parent Indemnitees to indemnification pursuant to the provisions of Section 6.2 are subject to the following limitations:

(b)           Purchaser Indemnitee Threshold.  The Purchaser Indemnitees shall be entitled to indemnification under Section 6.2(a)(i) only if the aggregate amount of all Losses the Purchaser Indemnitees incur, suffer, sustain or become subject to arising out of, resulting from or relating to (i) any breach of or inaccuracy in any representation and warranty made by Parent in Article III exceeds Twenty Five Thousand Dollars ($25,000) (the “De Minimis Claim Amount”) (calculated inclusive of all breaches based upon the same facts, circumstances or conditions) and (ii) any and all breaches of or inaccuracies in the representations and warranties made by Parent in Article III exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold”); provided, however, that if the aggregate amount of all such Losses exceeds the Threshold, the Purchaser Indemnitees shall be entitled to indemnification for the full amount of all such Losses and not just the amount in excess of the Threshold (but subject to the De Minimius Claim Amount); and provided further, however, that notwithstanding the foregoing, the De Minimis Claim Amount and the Threshold shall not apply to the representations and warranties of Parent set forth in Section 3.20 or any of the Parent Fundamental Representations, and, accordingly, any claims for indemnification by a Purchaser Indemnitee in respect of the representations and warranties of Parent set forth in Section 3.20 or any Parent Fundamental Representation shall be indemnifiable hereunder from the first dollar of any applicable Losses.

(c)           Parent Indemnitee Threshold.  The Parent Indemnitees shall be entitled to indemnification under Section 6.2(b)(i) only if the aggregate amount of all Losses the Parent Indemnitees incur, suffer, sustain or become subject to arising out of, resulting from or relating to (i) any breach of or inaccuracy in any representation and warranty made by Purchaser in Article IV exceeds the De Minimis Claim Amount (calculated inclusive of all breaches based upon the same facts, circumstances or conditions) and (ii) any and all breaches of or inaccuracies in the representations and warranties made by Purchaser contained in Article IV exceeds the Threshold (but subject to the De Minimis Claim Amount); provided, however, that if the aggregate amount of all such Losses exceeds the Threshold, the Parent Indemnitees shall be entitled to indemnification for the full amount of all such Losses and not just the amount in excess of the Threshold; and provided further, however, that notwithstanding the foregoing, the

Threshold shall not apply to the Purchaser Fundamental Representations and, accordingly, any claims for indemnification by a Parent Indemnitee in respect of any Purchaser Fundamental Representation will be indemnifiable hereunder from the first dollar of any applicable Losses.

(d)           Indemnity Cap for the Purchaser Indemnitees.  The maximum aggregate amount of Losses for which indemnification is required to be made by Parent with respect to the matters referred to in Section 6.2(a)(i) is One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to Losses suffered by the Purchaser Indemnitees as a result of inaccuracies in or breaches of the Parent Fundamental Representations, which shall be excluded in calculating when the Indemnity Cap is reached.

(e)           Indemnity Cap for the Parent Indemnitees.  The maximum aggregate amount of Losses for which indemnification is required to be made by Purchaser with respect to the matters referred to in Section 6.2(b)(i) is the Indemnity Cap; provided, however, the Indemnity Cap shall not apply to Losses suffered by the Parent Indemnitees as a result of inaccuracies in or breaches of the Purchaser Fundamental Representations, which shall be excluded in calculating when the Indemnity Cap is reached.

(f)           Materiality Qualifications.  For purposes of this Article VI, all materiality qualifications contained in the representations and warranties of Parent set forth in Article III (however they may be phrased and including the term “Material Adverse Effect”) shall be ignored and not given any effect for purposes of (i) determining whether a breach of, inaccuracy in or non-fulfillment of such representation and warranty (except Section 3.13) has occurred or (ii) determining the amount of Losses arising out of or relating to such breach.

(g)           Relationship to Closing Payments.  To the extent that any Losses that are otherwise indemnifiable pursuant to this Article VI have been specifically included in the final determination of the Net Working Capital Amount as of the opening of business on the Closing Date or Closing Indebtedness pursuant to Section 2.6, the Purchaser Indemnitees shall not be entitled to indemnification for such Losses pursuant to this Article VI.  Conversely, to the extent any Losses have been incurred that have been applied against the Threshold or are subject to a claim for indemnification by the Purchaser Indemnitees pursuant to this Article VI, the effect of such Losses shall not be included in the determination of the Net Working Capital Amount or for purposes of any other adjustment pursuant to Section 2.6 with respect to Closing Indebtedness, as applicable.

(h)           General Limitation on Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, the maximum aggregate amount of Losses for which indemnification is required to be made by each of (i) Parent, on the one hand, and (ii) Purchaser, on the other hand, shall be the Enterprise Amount.  For the avoidance of doubt, the limitations set forth in Section 6.5(b), (c), (d) and (e) shall not apply to an indemnification claim brought under any provision of Section 6.2(a) other than Section 6.2(a)(i) or any provision of Section 6.2(b) other than Section 6.2(b)(i).

SECTION 6.6.                           Recourse Against Insurance.  Notwithstanding anything to the contrary in this Article VI, no Indemnified Party shall be deemed to have incurred Losses (or a portion thereof) to the extent that such Indemnified Party actually receives recovery under insurance coverage with respect to such Losses, provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any insurance proceeds.  Purchaser agrees to, and to cause its Affiliates (including the Acquired Companies following the Closing) to: (a) in good faith, diligently seek recovery of all insurance proceeds from insurers with respect to all Losses with respect to which any Purchaser Indemnitee makes a claim for indemnification under this Article VI (it being agreed and acknowledged that any costs or expenses incurred by Purchaser or its Affiliates in seeking such recovery in good faith shall be indemnifiable Losses pursuant to this Article VI) and (b) keep Parent informed on a reasonably current basis and in reasonable detail of the status of all material matters related thereto.  To the extent that the Indemnified Party is a Purchaser Indemnitee and such Purchaser Indemnitee or any of its Affiliates receives any amount under insurance coverage with respect to such amount in which a Purchaser Indemnitee has previously obtained payment in indemnification under this Article VI, Purchaser shall, as soon as reasonably practicable after the receipt of such insurance proceeds, pay and reimburse to Parent for any prior indemnification payment by them (up to the amount of the insurance proceeds, less any premium adjustments directly attributable thereto, costs or expenses reasonably and actually incurred in seeking collection of such insurance proceeds and any deductible incurred in obtaining such proceeds).  To the extent that the Indemnified Party is a Parent Indemnitee and such Parent Indemnitee or any of its Affiliates receives any amount under insurance coverage with respect to a matter for which a Parent Indemnitee has previously obtained payment in indemnification under this Article VI, Parent shall, as soon as reasonably practicable after the receipt of such insurance proceeds, pay and reimburse to Purchaser for any prior indemnification payment by Purchaser (up to the amount of the insurance proceeds, less any premium adjustments directly attributable thereto, costs or expenses reasonably and actually incurred in seeking collection of such insurance proceeds and any deductible incurred in obtaining such proceeds).

SECTION 6.7.                           Mitigation of Damages; Calculation of Payments.

(a)           Each Purchaser Indemnitee shall use commercially reasonable efforts to mitigate the amount of any Losses for which a claim for indemnification is or can be made under this Article VI (other than with respect to insurance, which shall be governed solely by Section 6.6) and, notwithstanding anything to the contrary in this Article VI, Parent shall not be required to provide indemnification with respect to any Losses (or a portion thereof) to the extent such Losses result from the failure of any Purchaser Indemnitee to use such commercially reasonable efforts.

(b)           If the payment or incurrence of any Losses with respect to which any claim is made under this Article VI gives rise to a Tax benefit actually realized by the Party making the claim (or any of its Affiliates), in cash (including an actual reduction of cash taxes payable), in the taxable year in which such Losses are paid or incurred (or the following taxable year) as the result of, and which would not have arisen but for, paying or incurring such Losses, , then either (x) if the indemnification payment has not yet been made by the Indemnifying Party, the amount of such payment shall be reduced by the amount of such Tax benefit or (y) if the indemnity payment has been made by the Indemnifying Party, Parent (if any of the Parent Indemnified Parties received such Tax benefit) or Purchaser (if any of the Purchaser Indemnified Parties received such Tax benefit), shall pay to the Indemnifying Party the amount of such Tax benefit promptly after such filing the Tax return in which such Tax benefit is reflected; provided, that the amount of any Tax benefit shall not be taken into account under this Section 6.7(b) to the extent such Tax benefit relates to Losses for which indemnification has been limited under Section 6.5.   No indemnification payment shall be delayed in anticipation of the receipt of the amount of any Tax benefit.

SECTION 6.8.                           Limitation of Certain Damages.  Notwithstanding anything to the contrary in this Article VI or elsewhere in this Agreement, in no event shall any Purchaser Indemnitee or Parent Indemnitee be entitled to receive indemnification under this Article VI for exemplary or punitive damages; provided, however, that this limitation shall not apply if, and solely to the extent that, a Purchaser Indemnitee or Parent Indemnitee is seeking to obtain through indemnification reimbursement of Losses resulting from an award in a Third Party Claim against such Purchaser Indemnitee or Parent Indemnitee of exemplary or punitive damages.

SECTION 6.9.                           Exclusive Remedy.  (a)  Notwithstanding anything to the contrary in this Agreement, except with respect to fraud or willful misconduct and as set forth in Section 7.9 with respect to specific performance or injunctive relief for post-Closing covenants (each, a “Retained Remedy”): (i) from and after the Closing, neither Parent nor any of its Affiliates shall have any liability or obligation of any kind to Purchaser or any of the other Purchaser Indemnitees, other than the rights of the Purchaser Indemnitees to assert claims for indemnification against Parent pursuant to Section 6.2, subject to the limitations set forth in this Article VI, which (subject to the terms of this Section 6.9(a)) shall be the sole and exclusive remedies of the Purchaser Indemnitees for monetary damages in respect of the breach of or inaccuracy in any representations or warranties of Parent set forth in this Agreement, for non-fulfillment or breach of any covenants or agreements of Parent set forth in this Agreement, or otherwise with respect to this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity; and (ii) Purchaser, on behalf of itself and all other Purchaser Indemnitees, hereby irrevocably waives any right to any other remedy, following the Closing, whether for any breach of or inaccuracy in any representations and warranties or any non-fulfillment or breach of any covenants and agreements of Parent contained in this Agreement or otherwise with respect to this Agreement or the transactions contemplated hereby; provided, however, that the foregoing waiver shall not apply to any Retained Remedy and it is acknowledged that transactions contemplated by the agreements attached hereto as exhibits shall be subject to the terms thereof on a stand-alone basis.

(b)           Notwithstanding any provision in this Agreement to the contrary, Section 6.9(a) shall not apply to any claim asserted by any Purchaser Indemnitee based upon fraud or intentional misrepresentation with respect to this Agreement.

SECTION 6.10.                           Manner of Payment.  Any valid indemnification claims brought by any Purchaser Indemnitee shall be paid or reimbursed, as the case may be, subject to the indemnification caps described in Section 6.5, by Parent, by wire transfer of immediately available funds within five (5) Business Days after it is determined under this Article VI that such payment or reimbursement is due, which payment shall be made by wire transfer of immediately available funds to such account as the Purchaser Indemnitee may designate reasonably in advance of such the time such payment is required to be made.  Any valid indemnification claims brought by any Parent Indemnitee shall be paid or reimbursed, as the case may be, subject to the indemnification caps described in Section 6.5, by Purchaser, by wire transfer of immediately available funds within five (5) Business Days after it is determined under this Article VI that such payment or reimbursement is due, which payment shall be made by wire transfer of immediately available funds to such account as the Parent Indemnitee may designate reasonably in advance of such the time such payment is required to be made.  If any payment or reimbursement required under this Article VI is not made in full within five (5) Business Days after it is determined under this Article VI that such payment or reimbursement is due, the unpaid payment or reimbursement will thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

SECTION 6.11.                         Tax Treatment of Indemnification Payments.  Any indemnification payments or reimbursements made pursuant to this Article VI shall be treated for all Tax purposes: (a) if such payment or reimbursement is to the Purchaser Indemnitees, as a reduction to the Purchase Price; and (b) if such payment or reimbursement is to the Parent Indemnitees, as an increase to the Purchase Price.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.                           Disclosure Schedules.  If a disclosure is made in one of or in any part of any of the Parent Disclosure Schedules, such disclosure will be deemed to have also been made in each other part of the Parent Disclosure Schedules to the extent it is reasonably apparent that such disclosure is applicable to such other parts of the Parent Disclosure Schedules. Neither the specification of any dollar amount nor the inclusion of any specific item in any of the Parent Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included, or other items, are or are not required to be disclosed, and Purchaser will not use the fact of the setting forth of any such amount or the inclusion of any such item in any Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in any Parent Disclosure Schedule is or is not required to be disclosed for purposes of this Agreement.  Such disclosed information shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Material Adverse Effect” or any similar qualification in this Agreement.

SECTION 7.2.                           Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and duly executed, in the case of an amendment, by Parent and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 7.3.                           Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by (x) by Purchaser without the prior written consent of Parent and (y) by Parent with the prior written consent of Purchaser, and any attempt to assign this Agreement without such consent shall be void and of no effect.  Notwithstanding the provisions of the preceding sentence, Purchaser may, without the consent of the Parent, collaterally assign its rights hereunder to any Person extending credit to Purchaser or its Affiliates.  No assignment shall release the assigning party of its obligations and liabilities under this Agreement to the extent such obligations and liabilities are not performed or satisfied by the assignee.

SECTION 7.4.                           Entire Agreement.  This Agreement (including all Exhibits and Schedules referred to herein or delivered under this Agreement) and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, among the Parties. None of the Parties is relying upon any statement or representation of the other Parties except as expressly set forth herein and each Party is relying on its own judgment in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 7.5.                           Parties in Interest; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon and enforceable by and against, the Parties hereto and their respective successors and permitted assigns, whether or not so expressed.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than Purchaser, Parent, or their respective successors or permitted assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement;  provided, that, notwithstanding the foregoing, in the event the Closing occurs, the Indemnified Employees are intended third-party beneficiaries of, and shall be entitled to the protections of, Section 5.1.

SECTION 7.6.                           Counterparts.  This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original by the Party executing such counterpart, but all of which shall be considered one and the same instrument.  The execution and delivery of the signature page, including a signature page sent by facsimile transmission or by email in portable document format (“.pdf”), by any Party will constitute the execution and delivery of this Agreement by such Party.

SECTION 7.7.                           Section Headings.  The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 7.8.                           Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and deemed given if delivered personally or mailed by certified or registered mail with postage prepaid or sent by overnight courier to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a)           if to Parent, to:

Neutral Tandem, Inc.
550 West Adams Street, Suite 900
Chicago, Illinois 60661
Attention: Chief Financial Officer

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  William R. Dougherty, Esq.

(b)          if to Purchaser, to:

Global Telecom & Technology, Inc.
8484 Westpark Drive
McLean, Virginia 22101
Attention:  General Counsel

with a copy to:

Kelley Drye & Warren LLP
3050 K Street, NW
Washington, DC 20007
Attention:  Jay Schifferli

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered.

SECTION 7.9.                           Remedies.  The Parties understand and agree that the covenants and undertakings and each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the transaction contemplated herein, that the transaction contemplated herein represent a unique business opportunity at a unique time for each of Parent and Purchaser and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, each Party hereto agrees, on behalf of themselves and their respective Affiliates, that, in the event of any breach or threatened breach by Parent, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent, on the one hand, and Purchaser, on the other hand, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without the necessity of posting a bond or other form of security.  In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereto hereby waives the defense, that there is an adequate remedy at law.

SECTION 7.10.                           Governing Law.  This Agreement shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law rules.

SECTION 7.11.                           Choice of Forum.  Any dispute, controversy, claim or action arising out of or relating to this Agreement and any documents contemplated hereby, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, breach, validity, interpretation, application or termination hereof, and any of the transactions contemplated hereunder, but excluding a dispute, controversy or claim governed by Section 2.6(c), shall be brought in the federal or state courts located in the Borough of Manhattan, State of New York.  Each of the Parties (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims and actions shall be heard and determined only in such courts and (d) agrees not to bring any dispute, controversy, claim or action arising out of or relating to this Agreement or any documents contemplated hereby or any of the transactions contemplated hereunder in any other court.

SECTION 7.12.                           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.13.                           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement (or any portion thereof), or the application of any such provision (or any portion thereof) to any Person or entity or any circumstance, is held invalid, illegal or unenforceable by any Applicable Law, Order or public policy, (i) the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.

signature page follows

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

NEUTRAL TANDEM, INC., as Parent
By:	/s/ David Zwick
Name:	David Zwick
Title:	Executive Vice President and Chief Financial Officer

GLOBAL TELECOM & TECHNOLOGY, INC. as Purchaser
By:	/s/ Chris McKee
Name:	Chris McKee
Title:	General Counsel and Executive Vice President, Corporate Development

Equity Purchase Agreement Signature Page